NI Holdings, Inc. Files Results for Third Quarter and Nine Months Ended September 30, 2020

FARGO, North Dakota, November 4, 2020 – NI Holdings, Inc. (NASDAQ: NODK) today reported its financial results for the third quarter and nine months ended September 30, 2020.

The Company reported a 9.3 percent increase in net earned premiums for the three months ended September 30, 2020 compared to 2019. The Company reported quarterly net income attributable to NI Holdings of $3,664 compared to a loss of $6,979 a year ago. Total equity increased 11.4% from the prior year quarter and stood at $325,513 as of September 30, 2020.

NI Holdings Q3 2020 key financial details:

Dollars in thousands, except earnings per share (unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2020	2019	Change	2020	2019	Change
Net income (loss) attributable to NI Holdings	$3,664	($6,979)	+152.5%	$18,810	$9,272	+102.9%
Direct written premiums (1)	$68,322	$49,984	+36.7%	$244,053	$208,880	+16.8%
Net earned premiums	$73,342	$67,116	+9.3%	$214,120	$182,736	+17.2%
Loss and LAE ratio (2)	73.4%	91.7%	-18.3 pts	63.8%	74.4%	-10.6 pts
Expense ratio (3)	30.2%	25.8%	+4.4 pts	28.9%	27.9%	+1.0 pts
Combined ratio (4)	103.6%	117.5%	-13.9 pts	92.7%	102.3%	-9.6 pts
Return on average equity	4.6%	-9.6%	+14.2 pts	8.0%	4.4%	+3.6 pts
Basic earnings per share	$0.17	($0.32)	+$0.49	$0.86	$0.42	+$0.44
Shareholders’ equity				$325,513	$292,307	+11.4%

(1) Direct written premiums is a non-GAAP financial measure, representing the amount of insurance premiums purchased by policyholders during the period.
(2) Loss and LAE ratio is a non-GAAP financial measure. It equals losses and loss adjustment expenses, divided by net premiums earned.
(3) Expense ratio is a non-GAAP financial measure. It equals amortization of deferred policy acquisition costs and other underwriting and general expenses, divided by net premiums earned.
(4) Combined ratio is a non-GAAP financial measure. It equals losses and loss adjustment expenses, amortization of deferred policy acquisition costs, and other underwriting and general expenses, divided by net premiums earned.

Third quarter highlights included:

•	Net income of $3,664 versus net loss of $6,979 in the prior year quarter. Underwriting loss of $2,638 versus underwriting loss of $11,733 for the prior year.
•	Combined ratio of 103.6%, driven by fewer weather-related losses from the prior year quarter, partially offset by increased losses on multi-peril crop insurance.
•	Year-to-date combined ratio of 92.7% compared to 102.3% in the prior year period.
•	Growth in direct written premiums of 36.7%, driven primarily from the addition of the Westminster commercial business.
•	After-tax increase of $3,528 in net unrealized gain in our equity securities portfolio compared to a $304 decrease from the prior year, which increased earnings per share for the quarter by $0.17.

“We continue to focus on the health and well-being of our employees during the continued pandemic”, said Michael J. Alexander, President and CEO. “We are pleased with our financial results for third quarter and year-to-date. Our year-to-date combined ratio of 92.7% is approximately 10 points better than 2019. The private passenger and non-standard automobile lines of business have continued to benefit from improved loss experience due to reduced frequency and severity of claims compared to last year and the impact of the COVID-19 pandemic during second and early third quarters, which resulted in fewer miles being driven. The home and farm lines have also experienced improved results primarily as a result of fewer weather-related losses when compared to 2019.

“Growth in our direct written premiums for the first nine months is primarily the result of the addition of the Westminster book of business. Private passenger auto and homeowners have grown modestly through September. Premium writings for the non-standard auto book for the nine-month period have decreased as rate adjustments and economic impacts of the pandemic have impacted renewal rates.”

“Our commercial segment, now mostly comprised of the Westminster commercial book of business, is experiencing excellent growth during 2020. With the addition of Westminster, we anticipate more consistent combined ratios in this segment and better diversification to our overall results each quarter.”

Shareholders’ equity increased $15,710 from December 31, 2019 to September 30, 2020. This increase was primarily due to a consolidated net income of $18,898 and an increase in our accumulated other comprehensive income from our fixed income portfolio. The Company repurchased 285,145 shares of common stock for $4,580 during the quarter, and 804,743 shares for $11,363 year-to-date.

Earnings Conference Call

The Company will not hold an earnings conference call for third quarter 2020. Our Quarterly Report on Form 10-Q as filed with the SEC is available on the Company’s website at http://www.niholdingsinc.com. Our latest Financial Supplement is also available on the Company’s website.

Non-GAAP Financial Measures

NI Holdings evaluates its insurance operations in the way it believes will be most meaningful and representative of its business results. Some of these measurements are “non-GAAP financial measures” under Securities and Exchange Commission rules and regulations. GAAP is the acronym for “accounting principles generally accepted in the United States of America”. The non-GAAP financial measures that NI Holdings presents may not be compatible to similarly-named measures reported by other companies. The non-GAAP financial measures described in this press release are used widely in the property and casualty insurance industry.

About the Company

NI Holdings, Inc. is an insurance holding company. The company is a North Dakota business corporation that is the stock holding company of Nodak Insurance Company and became such in connection with the conversion of Nodak Mutual Insurance Company from a mutual to stock form of organization and the creation of a mutual holding company. The conversion was consummated on March 13, 2017. Immediately following the conversion, all of the outstanding shares of common stock of Nodak Insurance Company were issued to Nodak Mutual Group, Inc., which then contributed the shares to NI Holdings in exchange for 55% of the outstanding shares of common stock of NI Holdings. Nodak Insurance Company then became a wholly-owned stock subsidiary of NI Holdings.

NI Holdings completed the acquisition of Direct Auto Insurance Company on August 31, 2018, which is a wholly-owned stock subsidiary of NI Holdings.

NI Holdings completed the acquisition of Westminster American Insurance Company on January 1, 2020, which is a wholly-owned stock subsidiary of NI Holdings. Westminster is included in the Company’s financial results as of the closing date.

Nodak Insurance Company owns American West Insurance Company and Primero Insurance Company. Nodak Insurance Company also manages Battle Creek Mutual Insurance Company and reinsures 100% of the risk on all insurance policies issued by Battle Creek.

NI Holdings’ financial statements are the consolidated financial results of NI Holdings; Nodak Insurance, including Nodak Insurance’s wholly-owned subsidiaries American West and Primero, and its affiliate Battle Creek; Direct Auto; and Westminster.

Safe Harbor Statement

Some of the statements included in this news release, particularly those anticipating future financial performance, business prospects, growth and operating strategies, and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Actual results could vary materially. Factors that could cause actual results to vary materially include: our ability to maintain profitable operations, the adequacy of the loss and loss adjustment expense reserves, business and economic conditions, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, adverse and catastrophic weather events, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the insurance companies we may acquire from time to time, and other risks we describe in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our Annual Report on Form 10-K, as filed with the SEC.

Investor Relations Contacts:
Brian Doom

Executive Vice President and Chief Financial Officer
701-298-4200
bdoom@nodakins.com

Timothy J. Milius, CPA

Vice President, Finance
701-298-4275
tmilius@nodakins.com

Media Contact:
Beth DuFault
701-298-4282
bdufault@nodakins.com